EXHIBIT 99.1

Contact:

Harry S. Smith, President & CEO

M. Shane Bell, EVP & CFO

(540) 465-9121

(540) 465-9121

hsmith@firstbank-va.com

sbell@firstbank-va.com

News Release

January 22, 2007

FIRST NATIONAL CORPORATION REPORTS FOURTH QUARTER AND

ANNUAL EARNINGS

Strasburg, Virginia (January 22, 2007) --- First National Corporation (OTCBB: FXNC) reported fourth quarter earnings of $1.4 million or $0.49 per basic and diluted share. Earnings for the fourth quarter of 2006 remained unchanged when compared to the same period of 2005. This was the result of net interest income that was unchanged, a 27.9% increase in noninterest income and a 61.2% decrease in the provision for loan losses, offset by a 15.3% increase in noninterest expense when comparing the periods. Return on assets and return on equity were 1.08% and 17.06%, respectively, for the fourth quarter of 2006 compared to 1.23% and 19.55% for the same quarter in 2005. Total assets increased $53.5 million or 11.3% during the year to $528.5 million at December 31, 2006 compared to $475.0 million a year ago. In addition, the Company’s retail investment and trust departments had assets under management that totaled $174.4 million at December 31, 2006.

Harry S. Smith, President and CEO of the Company stated, “We are pleased with the performance of the Company during 2006. Although market conditions and funding challenges have caused net interest margin compression, we are working to improve profitability in future periods. During this period of margin compression, the Company has focused efforts on increasing non-interest income and managing non-interest expenses to deliver increased earnings in future periods. The Company plans to utilize capacity created from two new branch locations before continuing expansion of the retail branch network.”

Net interest income was $4.4 million for both the fourth quarter of 2006 and 2005. The increase in average interest-earning assets was offset by a decline in the net interest margin. The net interest margin decreased 49 basis points to 3.55% for the fourth quarter of 2006, compared to 4.04% for the same quarter of 2005. The inverted yield curve, higher short-term rates and an unfavorable shift in the funding mix increased the cost of funds, decreasing the net interest margin.

Noninterest income increased 27.9% to $1.4 million for the fourth quarter of 2006, compared to $1.1 million for the fourth quarter of 2005. Fees for other customer services increased 34.3% to $548 thousand for the fourth quarter of 2006, compared to $408 thousand for the same period in 2005. This resulted from an increase in fee income from trust and asset management services, check card fees and brokerage services. Noninterest expense increased 15.3% to $3.6 million for the fourth quarter of 2006 compared to $3.1 million for the same period in 2005. Salaries and employee benefits increased 14.7% over the comparable period in 2005 primarily due to the addition of two branch locations during 2006.

Asset quality remained strong in the fourth quarter of 2006 as nonperforming asset balances remained low. Net charge-offs were $6 thousand for the fourth quarter of 2006, compared to $103 thousand for the same period in 2005. The decrease in net charge-offs contributed to a lower loan loss provision of $100 thousand for the fourth quarter of 2006 compared to $258 thousand for the same period in 2005. The allowance for loan losses totaled $4.0 million or 0.93% of total loans at December 31, 2006, compared to $3.5 million or 0.93% of total loans at December 31, 2005.

For the year ended December 31, 2006, net income was $5.8 million or $1.98 per basic and diluted share. This is a 7.6% increase over $5.4 million in net income or $1.84 per basic and diluted share for the same period in 2005. Return on assets was 1.15% for the year ended December 31, 2006 compared to 1.22% for the same period in 2005 and return on equity was 18.42% for the year ended December 31, 2006 compared to 19.48% for the same period in 2005.

Net interest income increased 8.2% to $17.6 million for the year ended December 31, 2006 from $16.2 million for the same period in 2005, primarily due to a 14.4% increase in average interest-earning assets. The net interest margin decreased 23 basis points to 3.73% for the year ended December 31, 2006, compared to 3.96% for the same period in 2005, reflecting an increased cost of funds.

Noninterest income increased 18.3% to $5.2 million for the year ended December 31, 2006 from $4.4 million for the same period in 2005. Fees for other customer services increased 40.1% to $2.0 million for the year ended December 31, 2006, compared to $1.4 million for the same period in 2005. This was attributable to increases in fee income from trust and asset management services, check card fees and brokerage services. Noninterest expense increased 21.2% to $13.8 million for the year ended December 31, 2006, compared to $11.8 million for the same period in 2005. The increase in noninterest expense was primarily the result of an increase in salaries and employee benefits, occupancy and equipment expenses from the expansion of the branch network.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Quarterly Report on Form 10-Q for the period ended September 30, 2006, which can be accessed from the Company’s website at www.firstbank-va.com, as filed with the Securities and Exchange Commission.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from eleven branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester. First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
Income Statement	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Interest and dividend income
Interest and fees on loans	$ 8,030	$ 6,414	$ 29,688	$ 23,284
Interest on federal funds sold	36	5	45	19
Interest on deposits in banks	25	23	111	78
Interest and dividends on securities available for sale:
Taxable interest	575	534	2,466	2,079
Tax-exempt interest	108	101	423	409
Dividends	55	40	224	144
Total interest and dividend income	$ 8,829	$ 7,117	$ 32,957	$ 26,013

Interest expense
Interest on deposits	$ 3,553	$ 2,119	$ 11,638	$ 7,091
Interest on federal funds purchased	27	58	246	152
Interest on company obligated mandatorily redeemable capital securities	242	139	764	495
Interest on other borrowings	638	440	2,754	2,048
Total interest expense	$ 4,460	$ 2,756	$ 15,402	$ 9,786

Net interest income	$ 4,369	$ 4,361	$ 17,555	$ 16,227
Provision for loan losses	100	258	378	838
Net interest income after provision for loan losses	$ 4,269	$ 4,103	$ 17,177	$ 15,389

Noninterest income
Service charges	$ 687	$ 688	$ 2,730	$ 2,610
Fees for other customer services	548	408	2,022	1,443
Losses on sale of premises and equipment	-	-	-	(10)
Gains on sale of loans	66	79	207	302
Gains (losses) on sale of securities	-	(158)	3	(140)
Other operating income	85	67	209	166
Total noninterest income	$ 1,386	$ 1,084	$ 5,171	$ 4,371

Noninterest expense
Salaries and employee benefits	$ 1,906	$ 1,662	$ 7,451	$ 6,375
Occupancy	212	186	805	721
Equipment	330	257	1,194	962
Other operating expense	1,128	997	4,333	3,776
Total noninterest expense	$ 3,576	$ 3,102	$ 13,783	$ 11,834

Income before income taxes	$ 2,079	$ 2,085	$ 8,565	$ 7,926
Provision for income taxes	652	654	2,766	2,537
Net income	$ 1,427	$ 1,431	$ 5,799	$ 5,389

Share and Per Share Data
Net income, basic and diluted	$ 0.49	$ 0.49	$ 1.98	$ 1.84
Shares outstanding at period end	2,922,860	2,922,860	2,922,860	2,922,860
Weighted average shares, basic and diluted	2,922,860	2,922,860	2,922,860	2,923,404
Book value at period end	$ 11.32	$ 10.06	$ 11.32	$ 10.06
Cash dividends	$ 0.13	$ 0.12	$ 0.49	$ 0.45

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited) At or for the Three Months Ended		(unaudited) At or for the Year Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Key Performance Ratios
Return on average assets	1.08%	1.23%	1.15%	1.22%
Return on average equity	17.06%	19.55%	18.42%	19.48%
Net interest margin	3.55%	4.04%	3.73%	3.96%
Efficiency ratio (1)	61.44%	54.60%	59.95%	56.26%

Asset Quality
Loan charge-offs	$ 74	$ 172	$ 248	$ 420
Loan recoveries	68	69	320	234
Net charge-offs (recoveries)	6	103	(72)	186
Nonaccrual loans	210	202	210	202
Nonperforming assets	721	689	721	689
Repossessed assets	36	77	36	77

Average Balances
Average assets	$ 523,189	$ 460,464	$ 504,255	$ 440,787
Average shareholders’ equity	33,180	29,036	31,486	27,666

			(unaudited)
			12/31/2006	12/31/2005
Capital Ratios
Tier 1 capital			$ 45,767	$ 37,766
Total capital			49,745	41,294
Total capital to risk-weighted assets			11.32%	10.59%
Tier 1 capital to risk-weighted assets			10.42%	9.68%
Leverage ratio			8.76%	8.20%

Balance Sheet
Cash and due from banks			$ 10,368	$ 9,762
Interest-bearing deposits in banks			1,759	685
Federal funds sold			8,430	-
Securities available for sale, at fair value			60,340	71,078
Loans held for sale			105	-
Loans, net of allowance for loan losses			423,697	374,322
Premises and equipment, net			17,603	13,919
Interest receivable			2,038	1,671
Other assets			4,147	3,551
Total assets			$ 528,487	$ 474,988

Noninterest-bearing demand deposits			$ 83,386	$ 82,534
Savings and interest-bearing demand deposits			167,419	145,132
Time deposits			184,239	149,991
Total deposits			$ 435,044	$ 377,657
Federal funds purchased			-	8,217
Other borrowings			45,750	50,223
Company obligated mandatorily redeemable capital securities			12,372	8,248
Accrued expenses and other liabilities			2,222	1,252
Total liabilities			$495,388	$445,597

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	12/31/2006	12/31/2005
Balance Sheet (continued)
Common stock	$ 3,653	$ 3,653
Surplus	1,465	1,465
Retained earnings	29,102	24,735
Accumulated other comprehensive loss, net	(1,121)	(462)
Total shareholders’ equity	$ 33,099	$ 29,391

Total liabilities and shareholders’ equity	$ 528,487	$ 474,988

Loan Data
Mortgage loans on real estate:
Construction	$ 60,913	$ 49,748
Secured by farm land	2,507	2,195
Secured by 1-4 family residential	112,323	99,442
Other real estate loans	168,753	148,805
Loans to farmers (except those secured by real estate)	2,150	1,818
Commercial and industrial loans (except those secured by real estate)	50,854	41,124
Consumer installment loans	24,423	29,444
Deposit overdrafts	233	196
All other loans	5,519	5,078
Total loans	$ 427,676	$ 377,850
Allowance for loan losses	3,978	3,528
Loans, net	$ 423,697	$ 374,322

(1) The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding securities gains and losses. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2006 and 2005 is 34%. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Net interest income on a tax equivalent basis was $4,434 and $4,438 for the three months ended December 31, 2006 and 2005, respectively, and $17,824 and $16,524 for the year ended December 31, 2006 and 2005, respectively. Noninterest income excluding securities gains and losses was $1,386 and $1,242 for the three months ended December 31, 2006 and 2005, respectively, and $5,168 and $4,511 for the year ended December 31, 2006 and 2005, respectively. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.